Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-257920) pertaining to the 2021 Equity Incentive Plan of Cyteir Therapeutics, Inc. of our report dated March 16, 2022, with respect to the consolidated financial statements of Cyteir Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 16, 2022